Exhibit 99.01

Pazoo Partners With Maximum Harvest LLC,
Adding Cutting Edge Advertising Technology

Whippany, N.J., June 26, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report it has signed a contract with Maximum Harvest LLC, a third party advertising technology firm to enhance its online presence both domestically and internationally.

Through Maximum Harvest, Pazoo will have an advertising yield expert available 24/7 to manage the advertisers and the ad placements on www.pazoo.com. Having this yield expert is a necessity moving forward due to the recent expansion of traffic and the exposure Pazoo has garnered with both the public and advertising world.

This partnership also brings a new advanced technological platform to the website. The key feature of this new technology is geo-targeting. Geo-targeting is the process of delivering specific advertisements directly to website visitors based upon their physical geographic location.

Pazoo is now in the position to, and has begun, to drive international visitors to the site which should have dramatic effects upon the advertising yield/gross profit margins.  With the geo-targeting and the addition of international traffic, the yield expert is a crucial component to managing both domestic and international ad providers. The addition of all of these new components to the website, combined with an aggressive social media push into and through the upcoming holiday season, is expected to have dramatic combined effects in overall advertising revenue increases on the website.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: June 26, 2014